EXHIBIT 99.2


                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT


            This Amendment No. 4, dated as of August 18, 2003 (the "Amendment"), to the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of July 15, 1999, as amended by Amendment Nos. 1, 2, and 3, by and between Gardenburger, Inc. (the "Company"), and EquiServe Trust Company, N.A. (the "Rights Agent").

                                   WITNESSETH:

            WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement; and

            WHEREAS,  the Board of Directors of the Company,  in accordance with
Section 26 of the Rights Agreement, has determined it desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:

            Section 1. Amendment to Section 1.1. Section 1.1 of the Rights Agreement is amended to read in its entirety as follows:

            "1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include: (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan; or (iv) any Exempt Person, unless such Exempt Person becomes the Beneficial Owner of more than the Exempt Percentage of the Common Shares of the Company then outstanding. "Exempt Person" shall mean
(x) Paul F. Wenner, together with all of his Affiliates and Associates, including, without limitation, the Paul F. Wenner Charitable Foundation Trust (collectively, "Wenner"); (y) Dresdner Kleinwort Benson Private Equity Partners LP, together with all of its Affiliates and Associates, or any one or more of the Affiliates and Associates of Dresdner Kleinwort Benson Private Equity Partners LP (collectively, "Dresdner"); and (z) Gruber & McBaine Capital Management, LLC, together with all of its Affiliates and Associates, or any one or more of the Affiliates and Associates of Gruber & McBaine Capital Management, LLC (collectively, "Gruber & McBaine"). "Exempt Percentage" shall mean up to 25% of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (a) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (25% as to any

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Exempt  Person) or more of the Common  Shares of the Company  then  outstanding, provided that if a Person shall become the Beneficial Owner of 15% (25% as to any Exempt Person) or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person;" (b) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement (so long as such Person does not become an Acquiring Person after such divestiture);
(c) none of the Purchasers (as defined in that certain Stock Purchase Agreement dated as of March 29, 1999, by and among the Company and the Purchasers, as amended by letter agreement dated April 14, 1999) or Holders (as defined in that certain Preferred Stock Exchange Agreement dated as of January 10, 2002, by and among the Company and the Holders), together with any one or more or all of each Purchaser's and Holder's Affiliates and Associates (Purchasers and Holders, collectively, the "Preferred Investors"), shall become or be deemed to be an "Acquiring Person," either singly or as a group, solely by reason of being or becoming the Beneficial Owner of any number of the Company's shares of Series C Convertible Preferred Stock or Series D Convertible Preferred Stock (together, the "Convertible Preferred Shares"), or any of the Common Shares into which such Convertible Preferred Shares are converted or may become convertible; and (d) none of Dresdner, any of the Preferred Investors or their transferees, Pattico, Inc. ("Pattico") or any other Persons, or any Affiliates, officers, directors, shareholders, members, partners or Associates of any of the foregoing Persons (collectively, the "Negotiating Persons"), shall become or be deemed to be an "Acquiring Person," either singly or as a group, as a result of either (i) participation in negotiations of the terms (whether among the Negotiating Persons, with the Company or otherwise) on which the Negotiating Persons may consent to or participate in a proposal by Pattico to acquire the Company's outstanding shares of common stock and take the Company private (a "Going Private Transaction") or (ii) the consummation of such a Going Private Transaction.

            Section 2. Rights Agreement as Amended. The term "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement and all schedules or exhibits thereto shall remain in full force and effect and be otherwise unaffected hereby.

            Section 3. Officer's Certificate. In accordance with Section 26 of the Rights Agreement, the Company has provided the Rights Agent a certificate executed by an authorized officer of the Company, stating that the Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

            Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                               GARDENBURGER, INC.



                               By: /s/ Scott C. Wallace
                                   -------------------------------------
                               Name:   Scott C. Wallace
                               Title:  President and Chief Executive Officer


                               EQUISERVE TRUST COMPANY, N.A.



                               By: /s/ Tom McDonough
                                   -------------------------------------
                               Name:   Tom McDonough
                               Title:  Senior Account Manager





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